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The following is a transcript of the webcast held on May 7, 2008 posted to the Registrant’s Internet website at www.tvicorp.com:

Sherri Voelkel - TVI Corporation - CFO

Thank you, and good morning. Statements in this conference call concerning the future business, operating results, and financial condition of TVI Corporation are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations as of today, May 7, 2008, and are subject to a number of risks and uncertainties.

These statements may be identified by the use of forward-looking words or phrases such as should, believes, expects, might result, projects, estimates, and others. These forward-looking statements involve risks and uncertainties that are not guarantees of future performance as actual results could differ materially from our current expectations.

Such risks and uncertainties include, among others, those set forth in the Company’s annual report to stockholders, periodic reports, registration statements, and other filings made with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements.

The Company assumes no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise. With that, I will turn the call over to Harley.

Harley Hughes - TVI Corporation - President & CEO

Good morning, everybody. Thank you for joining us. By now you have already seen the press release we issued earlier today and our results this quarter reflect the fact that TVI is a company in transition.

The first quarter revenue was lower than anticipated last year, of course. The new business generated, however, represents a higher quality business that we are now pursuing. And we are trying to continue to right-size the business and we are expanding product service features on what amounts to very limited R&D budget, but that is successful. And we are succeeding in our turnaround.

We expect TVI’s top line results to improve in the second quarter 2008 and we continue to expect to report operating profits in the third quarter of 2008. While ambitious, based on our business activity, the management team is confident that we can achieve these objectives.

To reach them we need to execute in four areas. First, each of the business divisions must be efficient in tracking and targeting opportunities and finding sources of funding. For this reason, the focus has shifted a little toward - well quite a bit toward - the military markets especially at TVI and Safety Tech.

The commercial business remains important to us and we work to reengage and strengthen our relationships with our commercial distributors with some degree of success. We’ve also made gains in capitalizing on the diversity of opportunities and evolving funding priorities in the government and military markets. I believe these advances have been more significant.

Building relationships with customers in the government sector takes a little time, but we’ve been making major measurable progress. This is been demonstrated by recent contract wins of the Army for Human Remains Affairs systems and the C2A1 filter canisters for the National Guard - break that. The C2A1 filter canisters and then again from the Guard for the C240 PAPR, two different systems. As well as the potential to see our additional follow-on and new contracts going forward.

This quarter’s revenue is generated in large part from relationships with customers we have targeted for their potential staying power and potential repeat orders. We intend to continue that endeavor. As an example, the sale of the two Humans Remains Affairs for a total of 700,000 was a milestone for us this quarter. Not only because it will diversify our revenue stream, but because it validates TVI as a strong contender for military business with new products we develop ourselves.

It also shows that we are able to bring to market an entirely new decontamination product and with this land an early adopter customer in the face of entrenched competition. Through hard work and motivated staff and innovative design initiatives, we were able to win the contract and establish another opportunity for follow-on orders.

With regard to the filter canister plant and our recent C2A1 orders from the Army, I will provide a quick update on the orders we are currently filling. During the first quarter, after a lengthy process, the Army approved our final first article test report. With that final step completed, the filter plant went in to production in March and our first lots of canisters shipped in Q2 - will ship in Q2. The revenue for these lots completed and tested this spring will contribute to our Q2 results.

We are now running two full shifts on the filter line, but the $5.1 million order went out in April, our 2008 plan for C2A1 is set and we are planning now for 2009. As I have mentioned, we also received a $1.75 million order from the National Guard for C420 PAPR in the first quarter. This order specifically includes PAPRs equipped with STI’s hydration system, the only NIOSH approved system of its kind on the market.

We anticipate the National Guard will order more of these PAPR systems. We are very confident of that and as this need is increased and our performance meets their expectation. But the Army and National Guard represent only a portion of the military market. We believe the recent wins within these organizations establish our credibility.

So to recap, the first of our four strategic objectives is to build a new level of flexibility and responsiveness in to our models that allows us to uncover and capitalize on opportunities of the government and military markets as they emerge. We’re at the same time executing on a second and complementary objective, which is to continue right-sizing the business, taking costs out of the model. We’ve closed facilities. We have consolidated operations and we have reduced headcount across the organization, but we still have more work to do in these areas.

In particular, we are considering strategic options within the Signature business unit as we continue to look for ways to more effectively align that operation with our target markets and leverage efficiencies available in developing the features and functions it shares with TVI’s shelter and related products operation. We expect the cost savings and consolidation to be more fully reflected in the results recorded in future quarters.

The third strategic priority is to develop new products that are responsive to our markets, of course, as we identify them. This priority is not simply R&D, where we are investing in a cautious and highly targeting manner, but also a more systematic approach uncovering and understanding customer needs at a very early stage. It means staying in touch with key contacts in our markets so we know when funding for specific agencies will become available and where within those agencies we can identify unmet needs.

A good example is we have developed three new articulated frame systems and three new AirBeam systems that will be interconnectable to fire with entire complex, which the military is interested in. Although executing our turnaround plan has been our number one priority, we continue to pursue R&D efforts such as that described above, albeit on a limited budget.

The fourth element of our strategy is to maintain our relationship with BB&T. The restructuring of our credit facility continues to be a key factor in our turnaround because it gives us needed flexibility to perform our short-term business objectives. Our borrowing capacity within BB&T will improve by the end of the second quarter as we begin to recognize revenue on shipments of orders in progress. BB&T has believed in our plan and our management team throughout the turnaround period and has shown tremendous patience and confidence in the direction we are taking the Company.

Before I turn the call back to Sherri, I would like to update you on the status of the pending Department of Justice and SEC investigations that started about a year ago. Let me start by providing a little summary of the investigations and the sequence of events, most of which we have already disclosed, albeit in a piecemeal manner, I guess.

In March 2007, TVI conducted an independent investigation, which was run by the audit committee, and that began in November 2006. We concluded this in 2007, we started it in November 2006. Relating to the Company’s sale in September of ‘06 of a decontamination system and the related equipment to Signature Special Event Services, the company from which TVI acquired the Signature assets.

Prior to the audit committee’s conclusion of this first investigation, the committee received notice under TVI’s accounting complaint policy that an individual identifying possible questionable practices by two former executives, the former CEO, Mr. Priddy, and our former Executive Vice President, Mr. Sample. In response to this notice, the audit committee, assisted by a special independent counsel, immediately launched a second investigation to identify any potential misconduct.

The transactions that were the focus of the second investigation were not related to the transactions that were the focus of the first investigation. I believe it is important to note that the special independent counsel engaged by the audit committee counsels were the former U.S. Attorney for the District of Columbia and the former chief of the Criminal Division of the U.S. Attorney’s office in the District of Columbia.

From the second investigation, the committee uncovered evidence of a scheme under which the committee believes the two former employees caused the Company to purchase supplies from a supplier through a distributor resulting in overpayments of about $1.7 million during the period between ‘03 and ‘05. The distributor was formed by the personal accountant of both of the former executives. The committee did not find, nor did the former executives present, any credible independent business reasons for purchasing these supplies through that distributor.

While the results of the investigation significantly influenced the Board’s decision to seek Mr. Priddy’s and Mr. Sample’s resignations, it was one of several factors that contributed to the Board’s lack of confidence in the former executives ability to lead and manage the Company going forward.

In April of 2007, the committee concluded its investigation and immediately notified the Department of Justice of its findings. Since that time both the Department of Justice and the Securities and Exchange Commission launched investigations into the matter. We still can’t predict the outcome of these government investigations.

We do believe the Company responded to the matters immediately, fully, and decisively when the matters arose. Since that time we believe the Company has fully cooperated and aided the government investigation. We are following the DOJ investigation closely and, when appropriate, will seek restitution, if we believe it is in the best interest of the Company.

Again, although we have disclosed most of this information before, we thought it was worth while to update you and tell you where we now stand. Clearly you all understand that neither of these organizations share information with us or anybody else about where they are in their process. But with all that said, our preference is to focus on what lies ahead for us and the task we have in turning the Company around.

All in all, we are pleased with the progress we made this quarter in building the business. That will be verified next quarter. We’re tapping into attractive new markets by securing orders that will result in higher quality revenue. We are right-sizing the Company and we are making strategic investments in product development. We are doing this in a struggling economy with a tight credit market. We would not have accomplished what we would have accomplished so far without the support of our lender BB&T.

The efforts are beginning to bear fruit, even though we are still not at a point where we fill comfortable providing an actual number, I can say that we are building backlog as evidenced by our announcement of certain orders, such as the follow-on C2A1 canister order from the Army and the PAPR order from the National Guard. There is no doubt we still face serious challenges.

We remain committed to return TVI to operating profitability by the third quarter and creating a platform in which to grow the Company in the years ahead. We are confident we can do so. With that I will turn it back to Sherri.

Sherri Voelkel - TVI Corporation - CFO

Thanks, Harley, and good morning everyone. Turning to our financial results, revenues for Q1 ‘08 was down 55% to $6.5 million from $14.3 million in Q1 ‘07. The decrease occurred primarily in our Signature business reflecting the sale of the California branch assets and tougher competition than in the same period a year ago. A moderate decline in our shelters and PAPR businesses, due to a shift in focus to military markets and a further slight decline in the PAPR business due to orders that were delayed and will ship in the second quarter, also negatively affected our top line.

Q1 ‘08 gross margins, as a percentage of sales, was 17.4% compared with 17.8% in Q1 ‘07. Gross margin on a sequential basis improved approximately 23% over the fourth quarter 2007, which reflects the Company’s shift towards higher-quality business.

For Q1 ‘08, SG&A expenses were $4.3 million compared to $5.9 million in the year-ago period. The reduction in SG&A is primarily due to the sale of the California branch assets in our Signature business; reduced sales and marketing, legal, and professional expenses; the termination of certain noncompete agreements; and better cost management with our three business segments offset by increases in expenses related to readying the filter plan for production.

R&D expenses in Q1 ‘08 were $470,000, in line with R&D expenses in the same quarter a year ago. R&D expenses reflect costs for testing our C2A1 filter canisters and new product engineering and product enhancements in our shelter and PAPR businesses. On the bottom-line, TVI reported a net loss for Q1 ‘08 of $3.1 million, or $0.09 per share, compared with a net loss of $2.6 million, or $0.08 per share, reported in the first quarter 2007.

During the quarter, TVI’s bottom-line performance was primarily the result of lower revenue offset in part by cost reduction initiatives. TVI’s normalized effective tax rate was approximately 39%. The income tax benefit for the first quarter of 2008 was negatively affected by a 50% valuation allowance taken against net operating losses, which were generated by our SSES Rental Services division.

Now I will provide a little color on our designated business segments before turning to the balance sheet. In our shelters and related products segment, revenue was approximately $2.4 million compared with approximately $3.6 million for the first quarter of 2007. Personal protection equipment, which includes our line of PAPRs and filter canisters, generated approximately $1.1 million in revenue compared with approximately $2.1 million for the first quarter a year earlier. The softness in these two businesses during the quarter was primarily a timing issue.

Our Signature business accounted for approximately $3 million in revenue, or 46% of the quarter corporate total, compared with $8.6 million, or 60% of total revenue, in the same period of 2007. The reduction in revenue of this division is a direct result of the sale of the California assets and an increase in market competition.

Turning to the balance sheet. At March 31, 2008, TVI’s cash and short-term investments totaled $481,000 compared with $328,000 at December 31, 2007. And as we have mentioned previously, our restructured credit facility has increased our total borrowing capacity to $29.5 million, subject to a defined borrowing base.

Accounts receivable was $3.6 million for the quarter ended March 31, 2008, compared with approximately $6.2 million for the fourth quarter of 2007. The decrease in accounts receivable is primarily due to lower sales volumes and improved collections of past due receivables. DSOs were approximately 68 days at March 31, 2008, in line with DSOs at December 31, 2007. We continue to expect that DSOs will slowly improve as we generate higher-quality revenue.

Inventories were $5.6 million at March 31, 2008, compared with $5.2 million at year-end. Annualized inventory turnover for Q1 ‘08 was 3.1 compared with 2.2 at March 31, 2007, and 3.0 at December 31, 2007. That concludes my prepared remarks on the financials. With that, we will now open the call for your questions.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Mike Vermut, Newland.

Mike Vermut - Newland Capital - Analyst

Hi, gentlemen, how are you doing?

Harley Hughes - TVI Corporation - President & CEO

Fine, how are you?

Mike Vermut - Newland Capital - Analyst

Very good here. Now a quick question here, you tell us that you are on track with this turnaround plan and the orders have looked fantastic and it sounds like you are getting the better margin business. But you did have a poor revenue quarter and a lot of that I guess is you didn’t have the backlog in place.

But can you kind of expand for us as to why you are so confident on this turnaround? Where your breakeven has been brought down to? And just give us the confidence that this turnaround is occurring and that we are going to get to that profitability that you have stated.

Harley Hughes - TVI Corporation - President & CEO

Okay, let me give this a stab here. If we just measured the turnaround strictly based on revenue, it would be hard to argue with. But that, of course, is not the measure that we think is the most useful to understand this.

The dollar value of the revenue declined, no question about it, but the quality is woefully different than it ever has been in the past. It’s much better. And we shouldn’t have to say - I will admit - that we shouldn’t have to say profitable revenue, but that is what we are delineating here. It is not just revenue, it is profitable revenue. And the deals that we have closed with customers that will be reflective of the second, third and fourth quarters are really good ones. They have serious potential for repeat and recurring revenue, which is what we want and it will be profitable revenue. That is why we are so optimistic.

The decline was accompanied by an even larger decline though in our operating cost, another very important factor. So on a lower revenue base, operating income actually increased on a quarter-to-quarter basis. Obviously being curtailed on how much I can brag about what is coming, but that is my stab at it, Mr. Vermut.

Mike Vermut - Newland Capital - Analyst

Excellent. And then can you talk on where you believe you have gotten the breakeven level down to?

Sherri Voelkel - TVI Corporation - CFO

Yes, Mike, this is Sherri. Obviously, we believe we have identified what our breakeven point is, because we are expecting operating profitability in the third quarter.

With that said, breakeven is very dependent on our mix of revenue and on the additional cost-cutting initiatives that we have in place. So we plan on making improvements in our pricing at Signature. We plan on continuing to right-size and, inside our plan, we have identified what that breakeven point is.

Mike Vermut - Newland Capital - Analyst

Excellent. Yes?

Don Yount - TVI Corporation - COO

Mike, this is Don. I was just going to throw one other comment on top of Harley’s and Sherri’s. And that is, that from a day-to-day business standpoint, we are constantly monitoring where the pipeline sits, what the backlog looks like, ways we can add efficiencies at the margin.

A good example is, actually in the filter plant, where over the course of the short amount of time we have been in production, we found a number of ways that we can improve the efficiencies, turn some variable costs into fixed costs. Will they be huge dollars in the short run? No, but these little things we are doing add up.

And I think that when you take the revenue that comes from an effort like the C2A1 or like the National Guard order and you can add those efficiencies on the bottom half of the production process you can boost the gross margin. You boost the contribution margin. And it gets you to that profitability target that we have sitting out there.

Mike Vermut - Newland Capital - Analyst

Right. Excellent. Another question I had - so when we are saying we are hitting or we’re targeting the profitability in Q3 - and I know you can’t give us a certain answer on this - but with what you see coming in the pipeline - and last quarter you definitely commented on orders to come and we have seen these excellent orders recently announced - when we hit that profitability is it the thought and what you see coming that we will remain profitable in this self-sustaining mode?

Harley Hughes - TVI Corporation - President & CEO

Well, yes. I think the whole management team here believes that to be the case and the Board. From what we know, from what we have been - well from what we know, I will leave it at that.

Don Yount - TVI Corporation - COO

Mike, this is Don again. From a sales standpoint - again because I am touching the pipeline everyday - when we talk about high quality revenue we talk about, we’re thinking in terms of the kind of customers that obviously we want to sell to and serve on a repeat basis. That is not to say that there is a recurring revenue stream sitting out there, but the Mortuary Affairs systems that we sold to the Army are a good example.

We went into that situation from a standing start against a pretty heavily favored incumbent provider that is a competitor of ours. We were able to deliver those systems and the Army is going to be looking now at what we have delivered and saying, well, let’s buy more of these. Other branches of the service are going to look at them because we can now use the Army as a reference, as a customer reference.

So the key here is to improve the quality of the revenue so that every PO is not a one-off. Instead we are generating POs where there are repeat possibilities and, with the filter line, there is even a chance for recurring revenue because that is - those canisters are consumables. So that gives us a lot of comfort that once we get back in the black, we are going to be able to stay in the black.

Mike Vermut - Newland Capital - Analyst

Excellent, okay. Another last question here. You have, and the Board and management, have made considerable purchases in the open market of stock. Should we expect to see that when the window opens here? It is the vote of confidence I think we all need. And just what are your intentions?

Harley Hughes - TVI Corporation - President & CEO

Let me take a shot at that one, too. Clearly, the price is enormously attractive, very attractive to us. Also clearly, we are encompassed by the insider trading rules in a serious way and everything that we do we do consciously and conscientiously. There are some things coming - well we have open and closed windows, I guess we are in a closed window right now. I know we are. And I see the General Counsel looking at me so—

Mike Vermut - Newland Capital - Analyst

That’s all right we are on a call.

Harley Hughes - TVI Corporation - President & CEO

Finger across the throat sign but, yes, we are very aware of the importance of doing that and all of us want to do that when we can.

Mike Vermut - Newland Capital - Analyst

Excellent. I appreciate it, guys, and nice step so far.

Harley Hughes - TVI Corporation - President & CEO

Thanks.

Sherri Voelkel - TVI Corporation - CFO

Thanks, Mike.

Operator

(OPERATOR INSTRUCTIONS). Greg Weaver, Invicta Capital.

Greg Weaver - Invicta Capital - Analyst

Hi, good morning. Could you walk through a little bit about your availability on your credit line at this point and the use of cash in the quarter?

Sherri Voelkel - TVI Corporation - CFO

Yes, I can talk about that. You know, as you know, we restructured the entire facility in February. That restructuring gave us a lot of flexibility on how we finance our procedures, how we finance what we are doing here. We have a very close relationship with a bank. We are monitoring our cash position on a daily basis. And we have frequent conversations with the bank about where we are and the bank has provided us the flexibility to continue to fund our turnaround initiatives.

Don Yount - TVI Corporation - COO

I think it is fair to say, Greg, that it is a day-to-day and week-to-week process to stay on top of cash needs and cash flows. And when we need capital, we are very fortunate that we have a lending institution like BB&T on our side because when we need cash to execute against the plan, they make it available to us. So it is not so much a matter of cash availability as it is credit availability.

Greg Weaver - Invicta Capital - Analyst

You are right. You had mentioned that, I believe the line is $29.5 million maximum capacity, but what is the current capacity? You have got, as of the end of the quarter, a 26 and change draw on it, right?

Sherri Voelkel - TVI Corporation - CFO

That’s correct. We have - the capacity is also a daily changing number as well. And we stay within, we keep our capacity within a manageable number on a daily basis so while we monitor - we forecast what we believed our cash flows will be. And where we need additional cash the bank is there to provide it for us. And we turn around and we borrow and we pay down on a daily basis.

Greg Weaver - Invicta Capital - Analyst

Yes, I am just struggling given the - so what was your total cash usage in the March quarter?

Sherri Voelkel - TVI Corporation - CFO

Well, that is difficult - that is a difficult number to give just a straight number of total cash usage because it is dependent on borrowings and repayments on the facility and interest payments and a lot of things that are fluctuating on a daily basis.

Don Yount - TVI Corporation - COO

Gray, this is Don again. I am curious, are you asking just what the net receipts and disbursements were or are you looking -

Greg Weaver - Invicta Capital - Analyst

I am just trying to figure how bad you are burning and how, with little flexibility on the line, we are going to make it through the current quarter?

Sherri Voelkel - TVI Corporation - CFO

Okay, I understand. I guess the short answer to that is that our total debt has increased slightly from the end of the year. However, even given the level of net operating loss we had during the quarter, our cash burn did not come near that.

Greg Weaver - Invicta Capital - Analyst

Okay, so of the operating loss number, what will - are there any non-cash charges in here or a depreciation number you could give us?

Sherri Voelkel - TVI Corporation - CFO

Yes, I think depreciation was about - depreciation and amortization was about $700,000 for the quarter. We have changes in our income taxes and receivables and payables that we have to manage right along with the availability on the line.

Greg Weaver - Invicta Capital - Analyst

Okay.

Sherri Voelkel - TVI Corporation - CFO

And we had good collections of receivables during the quarter.

Greg Weaver - Invicta Capital - Analyst

So you anticipate the burn is going to be, obviously, substantially reduced in the current quarter given the run rates going on?

Sherri Voelkel - TVI Corporation - CFO

That’s correct.

Greg Weaver - Invicta Capital - Analyst

Just on the gross margin front, good to see some improvement there. But where do we see that going? It’s still pretty low compared to the old days when it used to be in the fifties.

Sherri Voelkel - TVI Corporation - CFO

While, specifically, TVI’s gross margin was higher this quarter than it was in any quarter of 2007. Safety Tech’s gross margin was, obviously, hurt this quarter because of the low revenue and the level of fixed operating costs that we have to. And also we did not get to ship any C2A1 filters, although we were in production.

The Signature business continues to be the area where we are struggling with gross margin. And what happened during this quarter as compared to the quarter a year ago or even last quarter is, that there is still a lot - there is even more competition in that market putting pressure on the prices at which we quote jobs. And also some increase in the cost of performing those jobs. So we are very, very focused on improving the margin at Signature.

Greg Weaver - Invicta Capital - Analyst

Okay, I appreciate it. Thank you.

Operator

There are no further questions at this time. I would like to have the floor back over to Harley Hughes for closing comments.

Harley Hughes - TVI Corporation - President & CEO

I want to thank everybody that called in today. We appreciate it. We appreciate your continued support. There is - that light at the tunnel is not a freight train coming this way, or you can say we can see the highway through the woods. And it is getting closer and closer. We are going to have more good announcements in the near term and, again, thank you very much for your continued support.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This transcript contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should,” “anticipates,” “believes,” “expects,” “might result,” “estimates” and others. These forward-looking statements are based on information available to TVI as of the date hereof and involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences, including, but not limited to, those set forth in the Registrant’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

On May 12, 2008, TVI filed a preliminary proxy statement in connection with its 2008 annual meeting of stockholders. Prior to the annual meeting, TVI will furnish a definitive proxy statement to its stockholders, together with a WHITE proxy card. TVI stockholders are strongly advised to read TVI’s proxy statement as it contains important information. Stockholders may obtain TVI’s preliminary proxy statement, any amendments or supplements to the proxy statement, and other documents filed by TVI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at TVI’s Internet website at www.tvicorp.com or by writing to TVI Corporation, 7100 Holladay Tyler Road, Glenn Dale, MD 20769, Attention: Corporate Secretary. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of TVI’s stockholders is available in TVI’s preliminary proxy statement filed with the Securities and Exchange Commission on May 12, 2008.